Exhibit 99.2

Translational Development Acquisition Corp. Announces Closing of $172.5 Million Initial Public Offering, Including Full Exercise of Underwriter’s Over-Allotment Option

NEW YORK, Dec. 24, 2024 /PRNewswire/ -- Translational Development Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $172,500,000.

The Company’s units began trading on December 23, 2024 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “TDACU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “TDAC” and “TDACW,” respectively.

The Company is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business, industry, sector, or geographical location, and intends to focus on industries that complement its management team’s background, and intends to capitalize on the ability of its management team to identify and acquire a business.

The Company’s management team is led by Michael B. Hoffman, its Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), and Avanindra C. Das, Chief Financial Officer. In addition, the Board includes E. Premkumar Reddy, Curtis T. Keith, Matthew A. Kestenbaum and Christopher Jarratt.

BTIG, LLC acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, BTIGSyndicateCoverage@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Translational Development Acquisition Corp.

Avanindra C. Das, Chief Financial Officer

avi@translational-development.com